Exhibit 99.1

For Immediate Release	Media Contact: Alisha Goff 503/627-7075 Alisha.Goff@tektronix.com
Kaj Juul-Pedersen Elected to Tektronix
Board of Directors
BEAVERTON, Ore., January 17, 2007 – Tektronix, Inc. (NYSE: TEK), a leading worldwide provider of test, measurement and monitoring instrumentation, today announced the appointment of Kaj Juul-Pedersen to its Board of Directors and to the Nominating and Corporate Governance Committee as well as the Organization and Compensation Committee. Mr. Juul-Pedersen is president of Sitella, an international consulting firm based in Denmark.
“Kaj brings more than 35 years of international management expertise within the technology, media and telecommunications industries,” said Rick Wills, Chairman and Chief Executive Officer of Tektronix. “His leadership and expertise in the telecommunications market will make him a valuable addition to the Board and our ongoing success. We are very pleased he is joining us.”
Kaj Juul-Pedersen (60) is a seasoned executive in the European telecommunications industry. Since 2001, he has been active through his own company, Sitella, as an investor and chairman of the board of several companies in the telecom and technology industries, including NetTest until 2005. Prior to 2001, Juul-Pedersen was President of Telia in Denmark and board member of Telia companies in Sweden and Poland. Juul-Pedersen began his career at Ericsson, spending more than 25 years in various management roles including President of Ericsson in Poland, Vice President of Ericsson Telecom in Stockholm and President of Ericsson in Denmark.
Juul-Pedersen has participated on several organizational boards serving as chairman of the Danish Association of Electronics Manufacturers, and president of ECTEL, the Association of European Telecommunications and Professional Electronics Industry, a member of the board of
-more-

Juul-Pedersen Appointed to Tektronix Board .../2
Dansk Industri and Telekommunikationsindustrien. He received his master’s degree in electrical engineering from the Technical University of Denmark, and later studied at Centre Européen d’Education Permanente in Fontainebleau, as well as the University of Michigan at Ann Arbor.
Current Tektronix board members include Richard H. Wills, Chairman of the Board, President and Chief Executive Officer of Tektronix, Inc.; Pauline Lo Alker, Chairman of the Board, President and Chief Executive Officer of A la Mobile, Inc.; A. Gary Ames, retired President and Chief Executive Officer of MediaOne International; Gerry B. Cameron, retired Chairman of the Board and Chief Executive Officer of US Bancorp; David N. Campbell, Managing Director of Innovation Advisors and is the Executive Director of Hands On America; Frank C. Gill, retired Executive Vice President of Intel Corporation; Robin Washington, Chief Financial Officer, Hyperion Solutions Corporation; and Cyril J. Yansouni, retired Chairman of the Board and Chief Executive Officer of Read-Rite Corporation.
About Tektronix
Tektronix is a leading supplier of test, measurement, and monitoring products, solutions and services for the communications, computer, and semiconductor industries — as well as military/aerospace, consumer electronics, education and a broad range of other industries worldwide. With 60 years of experience, Tektronix enables its customers to design, build, deploy, and manage next-generation global communications networks, advanced and pervasive technologies. Headquartered in Beaverton, Oregon, Tektronix has operations in 19 countries worldwide. Tektronix’ Web address is www.tektronix.com.
# # #
Tektronix is a registered trademark of Tektronix, Inc. All other trade names referenced are the service marks, trademarks or registered trademarks of their respective companies.